FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire Senior Vice President and Chief Financial Officer 919-862-1000	Mike Freeman Director, Investor Relations and Corporate Communications 919-862-1000

SALIX PHARMACEUTICALS ANNOUNCES

APPOINTMENT OF ARTHUR R. KAMM, PH.D. AS

SENIOR VICE PRESIDENT, RESEARCH AND

DEVELOPMENT AND CHIEF DEVELOPMENT

OFFICER

Raleigh, NC, July 16, 2003 – Salix Pharmaceuticals, Ltd (Nasdaq: SLXP) today announced that Arthur R. Kamm, Ph.D. has joined the Company as Senior Vice President, Research and Development and Chief Development Officer.

Dr. Kamm has served in a consulting capacity with Salix since January 2003. Dr. Kamm has over 20 years of experience that spans the various aspects associated with the clinical development and regulatory approval of medical products including proprietary and over-the-counter, or OTC, pharmaceutical products; biotechnology products and medical devices. Prior to joining Salix, Dr. Kamm was President, CEO and Founder of A.R. Kamm Associates, Inc., a strategic-level consulting and medical product development service organization. Prior to founding A.R. Kamm Associates, Dr. Kamm held the posts of Vice President, Clinical Development and Vice President, Zantac® Development for Glaxo, Inc. In this capacity he had administrative responsibility for all new indications and post-marketing support work for Glaxo’s product portfolio. During his career, Dr. Kamm has been involved with the development of over 60 medical products, including successful regulatory filings in both the United States and abroad.

Carolyn Logan, President and Chief Executive Officer, Salix Pharmaceuticals, commented, “I am very pleased to announce Dr. Kamm’s appointment to our Senior Management team. He will be responsible for all aspects of product development, including pre-clinical testing, clinical development, biostatistics, regulatory affairs and manufacturing. During his consulting tenure with our company, Dr. Kamm has made significant contributions to moving our development programs forward. His experience in a variety of areas – including basic and clinical research, regulatory affairs, chemisty/manufacturing controls, non-clinical pharmacology, toxicology, and post-approval strategies – to name a few – as well as his proven project management capabilities, should serve the Company well as we continue to develop our current portfolio and seek additional products for our pipeline. His proven understanding and appreciation of the critical need to manage details, budgets and timelines make him well-suited to direct the development program of a rapidly growing operation such as Salix. I look forward to his ongoing leadership as our development team completes the Rifaximin NDA amendment, continues development work on our Granulated Mesalamine product and provides post-marketing support for COLAZAL. COLAZAL is the fastest-growing 5-ASA product on the market in the U.S. based on 2002 and 2003 prescriptions. Once again, during the week of June 27, COLAZAL reached all-time highs in total prescriptions and total prescription market share. Support from our clinical group will continue to serve an important role in COLAZAL’s future as our marketing and field sales teams lead our efforts to continue to grow this valuable asset.”

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 84-member gastroenterology specialty sales and marketing team. Salix trades on the Nasdaq National Market under the ticker symbol “SLXP.”

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include market acceptance for approved products, risks of regulatory review and clinical trials, intellectual property risks, management of rapid growth, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.